Wingstop Inc. Announces Appointment of New Board Member
Restaurant Veteran, Kate Lavelle, Joins as Independent Director
DALLAS, March 8, 2019 – (GLOBE NEWSWIRE) – Wingstop Inc. (NASDAQ: WING) today announced the appointment of Kate S. Lavelle to the board of directors as a new independent director, effective March 7, 2019. This appointment expands the size of the Wingstop Inc. board from seven members to eight.
Ms. Lavelle brings relevant board experience as well as over 20 years of corporate finance and accounting experience, including 12 years in the restaurant and food service industry. Most recently, she served on the Sonic Corp. board from January 2012 until December 2018. Prior to that, Ms. Lavelle served as the Executive Vice President and Chief Financial Officer of Dunkin’ Brands, Inc. from December 2004 until July 2010. Before this position, she was Global Senior Vice President for Finance and Chief Accounting Officer of LSG Sky Chefs, a wholly owned subsidiary of Lufthansa Airlines, from January 2003 until August 2004, and also served in various other management positions for LSG Sky Chefs from March 1998 until January 2003. She began her career in public accounting where for more than 10 years she served as Senior Audit Manager of a leading accounting firm.
“We are pleased to welcome Kate to our board as she brings immense industry knowledge, deep finance and accounting expertise, and substantial public-company board experience,” said Chairman and CEO Charlie Morrison. “As we continue on our path to becoming a top ten global restaurant brand, we’re fortunate to add an experienced restaurant executive and director to our team.”
Ms. Lavelle has also been appointed to serve on the Company’s Audit Committee.
About Wingstop
Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,200 locations across the United States and nine other countries around the world. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, Spicy Korean Q, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with our fresh-cut, seasoned fries and made-from-scratch Ranch and Bleu Cheese dips. The Company has grown its domestic same store sales for 15 consecutive years, has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), was ranked #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

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